EXHIBIT 5

August 8, 2005

The Union Light, Heat and Power Company

139 East Fourth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

We have acted as counsel to The Union Light, Heat and Power Company, a Kentucky corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of unsecured debt securities and secured debt securities of the Company (the “Securities”) with an aggregate offering price of up to $500 million.  The offering of the Securities will be made as set forth in the prospectus contained in the Registration Statement, as supplemented by one or more supplements to the prospectus.

For purposes of this opinion, we have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments, as we have deemed relevant.  We have assumed the following:  (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, agreements, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that when the Mortgage Indenture in the form included as an exhibit to the Registration Statement (the “Mortgage Indenture”) has been duly executed and delivered by the Company and the trustee named in the Mortgage Indenture and the terms of each specific series of Securities have been established in accordance with the Mortgage Indenture and/or the Indenture dated as of December 1, 2004 between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Debenture Indenture”), and any supplemental indenture to either such indenture and duly approved and authorized (including any necessary regulatory approvals), and the Securities of each such series have been duly executed by the Company and authenticated as provided in the Mortgage Indenture and/or the Debenture Indenture and any supplemental indenture to either such indenture and duly paid for and delivered in the manner described in the Registration Statement, including the prospectus and any prospectus supplement relating to such series, the Securities will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms (except as such validity or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ Thompson Hine LLP

THOMPSON HINE LLP